Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 1, 2010, is made and entered into by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as “Employer” or the “Company”), and Geoffrey Crouse, residing at 3230 Wood Valley Road NW, Atlanta, GA 30327 (herein referred to as “Employee”).

WHEREAS, effective August 3, 2009 the parties entered into an agreement for Employer’s employment of Employee (the “Original Agreement”); and

WHEREAS, the parties desire to amend that agreement, and to restate the amended agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.             Relationship Established.  Employer hereby employs Employee as Executive Vice President and Chief Operating Officer of the Company to perform the services and duties normally and customarily associated with Employee’s position, such duties as may be specified in the Company’s bylaws, and such other duties as may from time to time be specified by the Company’s Chief Executive Officer (the “CEO”) and its Board of Directors (the “Board”).  Employee will be retained in such position during the term of his employment under this Agreement, and Employee hereby agrees to perform such services and duties in such capacity.

2.             Extent of Services.  Employee shall devote substantially all his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his good faith efforts to promote the success of the Company’s business.  Employer recognizes that Employee has agreed to employment at the Company’s offices located in Norcross, Georgia.  Should the Company’s executive offices be relocated to, or if Employer otherwise shall require that Employee work at, a place greater than thirty (30) miles from the Company’s executive offices at the address noted above, then Employee shall have the right to terminate his employment hereunder, and such termination shall be deemed to be a termination under Section 3(c) hereof for all purposes hereunder.

3.            Term of Employment.  Employee’s employment hereunder commenced on August 3, 2009 (the “Commencement Date”) and shall continue for an initial period ending at the close of business on May 31, 2013 (the “Initial Term”) and any Renewal Term (as defined below), unless sooner terminated by the first to occur of the following:

(a) The death or complete disability of Employee.  “Complete disability”, as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of twelve (12) months during Initial Term (as defined below) or any Renewal Term (as defined below).

(b) The discharge of Employee by Employer for Cause.  Employee’s discharge shall be “for Cause” if due to any of the following:

(i) Employee’s dishonesty in connection with his employment with Employer that causes Employer material harm,

(ii) An act of defalcation committed by Employee against Employer that causes Employer material harm, or

(iii) Employee’s continuing refusal to perform reasonable duties assigned to him hereunder that are consistent with Employee’s position (unless such refusal occurs following the occurrence of a Change of Control, as defined herein); provided that Employer may only discharge Employee for Cause pursuant to this subsection (b)(iii) if Employer provides Employee with written notice of such refusal and Employee does not cure such failure within thirty (30) days of his receipt of such written notice.

Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for Cause.

(c) The (i) discharge of Employee by Employer without Cause (which shall be deemed to have occurred if Employee’s employment hereunder terminates under Section 7 hereof); or (ii) the termination by Employee for Good Reason.  As used herein, “Good Reason” means (A) the assignment to Employee of any duties or responsibilities inconsistent with the scope of the duties or responsibilities associated with his title or position or resulting in any adverse change of his title, position, status or circumstances of employment; (B) the taking of any action by Employer which would materially and adversely affect Employee’s participation in, or materially reduce his benefits under, Employer’s benefit plans (including equity benefits) as of the Commencement Date, other than actions that apply to all executive officers of the Company generally; (C) a breach by Employer of any of the material terms of this Agreement if Employee provides Employer with written notice of such breach and Employer does not cure such breach within thirty (30) days after its receipt of such written notice, provided that such cure period shall be ten (10) days after its receipt of such written notice in the case of non-payment by Employer of any compensation or benefits due and payable to Employee; or (D) should Employer’s executive offices be relocated to, or if Employer otherwise shall require that Employee work at, a place greater than thirty (30) miles from the Company’s executive offices at the address noted above.

(d) At Employee’s request communicated during the thirty-one (31) day period from May 1, 2011 through May 31, 2011, with or without the express prior written consent of Employer.

(e) At Employee’s election upon thirty (30) days notice (or such lesser notice as Employer may accept), without the express prior written consent of Employer.

If not sooner terminated under the provisions of Sections 3(a) through 3(e) above, the Initial Term shall automatically renew for successive periods of three (3) years (each a “Renewal Term”); provided, however, the Initial Term and any Renewal Term will not automatically renew if at least ninety (90) days prior to the end of the Initial Term or Renewal Term, as the case may be, a party notifies the other in writing that he or it intends to propose amendments to this Agreement or that such Initial Term or Renewal Term will not renew, in either which case this Agreement will expire at the end of such Initial Term or Renewal Term, as the case may be, unless before that time the Company and Employee enter into a written amendment of this Agreement.

4.	Compensation; Stock Option and Stock Award

(a) Subject to the provisions of Section 4(e), Employer will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto.

(b) Employee may be entitled to additional bonus compensation as may be determined by the Board from time to time, any such determination to be final, binding and conclusive on Employee and all other persons.  Without limiting the preceding sentence, Employee shall be eligible to participate in the Company’s FY 2010 Bonus Plan.

(c) In the event Employee’s employment shall terminate under Section 3(c)  (discharge without Cause or for Good Reason) or Section 3(d) hereof, Employee shall be paid an amount equal to the Average Annual Compensation payable to Employee under Schedule A for the longer of the remainder of the term of this Agreement or eighteen (18) months, in accordance with the payment schedule set forth on Schedule A, to be paid over the remainder of the term of this Agreement following termination or the eighteen (18) months following termination of this Agreement, as the case may be. For purposes of this Agreement, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A, together with his Average Bonus.  “Average Bonus” shall mean the average bonus paid to Employee over the last two (2) years in which Employee was eligible to receive a bonus or such lesser number of years in which Employee was eligible to receive a bonus.  If the termination occurs before Employee becomes eligible to receive a bonus, then “Average Bonus” shall be deemed to be a pro rata portion of the average bonus paid to the Company’s CEO over the last two (2) years in which he was eligible to receive a bonus, such proration to be based on the differences in their respective base compensation.

(d) As long as Employee is employed hereunder, Employer will provide Employee an automobile allowance as specified on Schedule A attached hereto.

(e) In the event Employee’s employment shall terminate under Section 3(a), 3(b) or 3(e) hereof, all of Employer’s future obligations to Employee hereunder will cease automatically and Employee shall only be entitled to compensation and other benefits accrued through the effective date of termination.

(f) As of the Commencement Date, Employee was issued stock options to acquire 50,000 shares of the Company’s common stock, $0.10 par value per share, for an exercise price equal to the fair market value of such common stock as of the Commencement Date, pursuant to the Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”).  On July 16, 2010, upon his promotion to Executive Vice President and Chief Operating Officer, Employee was issued stock options to acquire 100,000 shares of the Company’s common stock, $0.10 par value per share, for an exercise price equal to the fair market value of such common stock as of the date of grant, pursuant to the 2005 Plan.  All such stock options shall vest over four years, in accordance with the Company’s standard vesting policy under the 2005 Plan.

(g)  Except to the extent prohibited by applicable law, upon Employer’s termination of Employee’s employment under this Agreement for any reason, Employee shall be entitled to exercise all vested stock options for a period of twelve (12) months following the effective date of such termination.

(h) As of the Commencement Date, Employee was issued 10,000 Restricted Shares of the Company’s common stock, $0.10 par value per share, pursuant to the 2005 Plan.  All such Restricted Shares shall vest over five years, in accordance with the Company’s standard vesting policy under the 2005 Plan.

(i) Schedule A attached hereto may be amended from time to time upon the parties’ revision and re-execution thereof, whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto.

(j) In the event Employee’s employment shall terminate under Section 3(d) hereof:

(i) All unvested stock options then held by Employee shall immediately vest and become exercisable.

(ii) Employee shall be entitled to exercise all vested stock options then held by Employee (including stock options that vested under subsection (j)(i) above) for the remaining terms of those stock options.

(iii) All Restricted Shares then held by Employee shall vest, and all restrictions imposed thereon under the 2005 Plan shall lapse.

(k) If the Compensation Committee of the Board (or the Board itself) shall grant stock options and/or Restricted Shares to officers and other managers of the Company under the 2005 Plan, or any other stock option/restricted stock plan that may be adopted by the Company, with respect to the Company’s 2012 fiscal year, as part of the normal annual grant of equity awards to officers and managers, and if Employee is employed by the Company at the time of such grant:

(i) the relative target value of such grant to Employee, and the mix of stock options and Restricted Shares, shall be the same for Employee as for the CEO.  By way of illustration, if the Compensation Committee made grants to the CEO as follows, Employee would receive grants on the same basis:

•	Target value: 150% of base salary
•	65% of target value would be granted as Restricted Shares
•	35% of target value would be granted as stock options.

(ii) In addition to the stock options and/or Restricted Shares granted to Employee in accordance with subsection (k)(i) above, Employee will be granted an additional 15,000 Restricted Shares.

5.             Expenses.  Employee shall be entitled to receive reimbursement for, or payment directly by Employer of, all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Employer within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended.

6.             Insurance, Relocation and Other Fringe Benefits

(a) Employer will (i) provide Employee with health insurance, dental insurance, long-term disability insurance, paid vacations and other fringe benefits in the form and in dollar amounts substantially equivalent to the benefits provided to its other executive officers of the Company, and (ii) reimburse Employee up to $2,500 per year (or such greater amount as is reimbursed by the Company to other executive officers of the Company) for the cost of life insurance on his life upon presentation of an appropriate written request therefor.

(b) Without limiting the preceding sentence, Employee will be entitled to 27 days paid vacation (adjusted for additional years of service after the Commencement Date), to be taken in accordance with Employer’s standard vacation policy, except that vacation days will begin to accrue on the Commencement Date without regard to the 90-day waiting period stated in that policy.

(c) From the Commencement Date through January 15, 2010, Employer will reimburse Employee $7,300 per month, representing Employee’s current monthly housing obligation plus a Gross Up Amount.  Employee must make reasonable efforts to “sub-let” his home, and any amounts received due to his ability to successfully “sub-let” his home with respect to such time period will reduce Employer’s obligations under this subsection (c).

(d) In the event Employee is required to reimburse his current employer for any relocation assistance benefits previously made on his behalf, Employer will reimburse Employee up to a maximum of $120,000, plus a Gross Up Amount, less any tax savings realized by Employee in connection with reimbursement of his current employer for any such relocation assistance benefits.

(e) Employer will pay or reimburse Employee, at Employer’s option, for the standard closing costs on the purchase of a new principal residence in Georgia, up to a cap of $15,000, in accordance with our relocation policy.  Employer will pay or reimburse Employee, at Employer’s option, for the shipment of Employee’s household goods and storage in accordance with Employer’s relocation policy, plus a Gross Up Amount.  Employer will pay or reimburse Employee, at Employer’s option, for house hunting trips and temporary housing, plus a Gross Up Amount; provided that Employee will be required to provide Employer with appropriate receipts for such expenses, and these expenses will be taxable to Employee.  Additionally, in order to reimburse Employee for other incidental moving expenses, Employer will pay to Employee an amount equal to one-twelfth of Employee’s base compensation specified on Schedule A attached hereto, plus a Gross Up Amount.

(f) Employer shall provide Employee with tax preparation assistance with respect to calendar year 2009.  In connection therewith, at Employer’s option, Employer shall either make tax preparation services available to Employee at no cost or reimburse Employee for outside tax preparation services arranged by Employee in an amount up to $5,000 per year, plus a Gross Up Amount.

(g) As used in this Agreement, a “Gross Up Amount” with respect to any payment to Employee is an additional amount necessary to compensate Employee for any federal, state and local taxes he may incur by reason of such payment (a “gross up payment”) plus any additional amount necessary to compensate him for any such taxes incurred by him by reason of such gross up payment.

7.             Termination of Employment Upon Sale or Change of Control; Severance

(a) Notwithstanding anything to the contrary contained in this Agreement, Employer may terminate Employee’s employment hereunder if any of the following events occur (each such event being referred to as a “Change of Control”):

(i) Sale of Employer’s Assets.  The sale of all or substantially all of the Company’s assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions.

(ii) Sale of Employer’s Shares.  The sale, exchange, or other disposition, in one transaction, or in a series of related transactions, of twenty percent (20%) or more of the Company’s outstanding shares of capital stock.

(iii) Merger or Consolidation.  The merger or consolidation of the Company in a transaction or series of transactions in which the Company’s shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

(iv) Other Changes in Control.  The occurrence of any change in control of the Company within the meaning of federal securities law.

(b) If, within three (3) months prior to or two (2) years after a Change of Control, Employer terminates Employee’s employment (whether for Cause or without Cause) or Employee terminates his employment for Good Reason, then Employer shall pay Employee (instead of the amount specified in Section 4(c), but together with the amount specified in Section 7(d)) an amount equal to two (2) times Employee’s Average Annual Compensation (as defined below), to be paid in a single payment at the time of termination.  In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

(c) Immediately prior to a Change of Control, (i) the restrictions on any and all outstanding incentive awards granted to Employee (including, without limitation, restricted stock and granted performance shares or units) under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and (ii) any and all stock options and stock appreciation rights issued to Employee shall become immediately exercisable and shall become 100% vested.

(d) If Employer terminates Employee’s employment other than for Cause or if Employee terminates his employment for Good Reason or pursuant to Section 3(d), then Employer shall pay to Employee an outplacement assistance benefit for the purpose of assisting Employee with counseling, travel and other expenses related to finding new employment.  Such amount shall be paid in cash in the amount specified on Schedule A attached hereto.

(e) Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits (including, without limitation, any acceleration of any vesting with respect to any incentive awards granted to Employee) that Employee would receive pursuant to this Agreement or otherwise in connection with a Change of Control (the “Total Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Total Payments shall be reduced so that Employee receives a portion of the Total Payments having a present value equal to $1 less than the amount that would cause the Total Payments to constitute “parachute payments” within Section 280G of the Code (a “Reduced Payment”).  If and to the extent that Employee receives a Reduced Payment, then the Reduced Payment shall be determined by first disregarding the applicable portion of accelerated vesting with respect to stock options, if any,  granted to Employee and then, if further reduction is necessary, by then disregarding the applicable portion of accelerated vesting with respect to restricted stock grants, if any, granted to Employee; it being understood and agreed, however, that to the extent so disregarded, such incentive awards shall continue to vest in accordance with their respective terms without reference to any accelerated vesting.  Any determination made pursuant to this paragraph with respect to whether or not any payments or benefits are or would become subject to Section 280G of the Code shall be made by a public accounting firm or other entity mutually agreed upon by Employee and Employer.

8.            Indemnification.  On the Commencement Date, the Company and Employee entered into an Indemnification Agreement substantially in the form attached as Exhibit A to the Original Agreement and the Board of Directors of the Company approved the terms and conditions of such Indemnification Agreement.

9.            Reimbursement of Legal Fees.  Employer shall promptly reimburse Employee after the date hereof for any and all legal fees and expenses incurred by him (up to $5,000) in connection with his negotiation and execution of this Agreement.  Additionally, Employer shall promptly reimburse Employee for any and all legal fees and expenses incurred by him as a result of a termination of employment described in Section 7(b), including, without limitation, all fees and expenses incurred to enforce the provisions of this Agreement.

10.           Prohibited Practices.  During the term of Employee’s employment hereunder, and for a period of two (2) years after such employment is terminated for any reason, in consideration of the compensation being paid to Employee hereunder, Employee shall:

(a) not solicit business from anyone who is or becomes an active or prospective customer of Employer or its affiliates and with whom Employee had material contact, during the three (3) year period immediately prior to Employee’s termination of employment under this Agreement, in connection with Employee’s employment under this Agreement, if the purpose of the solicitation is to induce such active or prospective customer to purchase products from another company that are substantially similar to the Company’s products; and

(b) not solicit for employment or hire any employee of Employer or its affiliates who was an employee of Employer or its affiliates during the three (3) year period immediately prior to Employee’s termination of employment under this Agreement and whom Employee had contact with during and in connection with his employment under this Agreement; provided, that the foregoing will not restrict Employee from (i) engaging in general solicitation efforts, such as, by way of example only, newspaper advertisements, utilizing “headhunters” without direction from Employee to call an employee of Employer or its affiliates or contacting individuals whose resumes are listed on websites or other publicly accessible media, or (ii) hiring any employee of Employer or its affiliates who either responds to any such regular solicitation effort that was not targeted to such individual.

11.           Non-Disclosure

(a) Protection of Trade Secrets.  Employee acknowledges that during the course of his employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information.  Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, Employee agrees not to use or disclose any Trade Secrets of the Company during or after his employment.  Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Trade Secrets of third parties provided to the Company under an obligation of secrecy.  As provided by Georgia statutes, “Trade Secret” shall mean any information (including, without limitation, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Protection of Other Confidential Information.  In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Information of the Company during his employment and for a period of twelve (12) months following termination of Employee's employment.  “Confidential Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning (without limitation) the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists. Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Confidential Information of third parties provided to the Company under an obligation of secrecy.

(c) Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his employment responsibilities during Employee’s employment with the Company (collectively, “Work Product”) shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in the Company.  The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond his salary and other compensation and benefits described in this Agreement, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d) Return of Materials.  Employee shall surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to and owned by the Company, its business, or its customers.  Upon the written request of the Company, Employee shall certify in writing compliance with the foregoing requirement.

12.           Severability

It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time or to apply to business activities which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as shall be valid and as shall be valid and enforceable under such applicable law.

If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.           Waiver of Provisions.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

14.           Notices.  Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the third business day after mailing:

(a) If to Employer:
3130 Gateway Drive
Norcross, GA 30071
Attn:  CEO and General Counsel

(b) If to Employee:
3230 Wood Valley Road NW
Atlanta, GA  30327

or in each case to such other address as the party may time to time designate in writing to the other party.

15.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

16.           Enforcement.  In the event of any breach or threatened breach by Employee of any covenant contained in Sections 10 or 11 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages may certainly result.  Accordingly, an award of legal damages, if without other relief, may be inadequate to protect the Company.  Employee, therefore, agrees that in the event of any such breach, the Company shall be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Company have cause to seek such relief, no bond shall be required from the Company, and Employee shall pay all reasonable attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action.

17.           Entire Agreement; Modification and Amendment.  This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement shall, from and after the date hereof, be null and void.  This Agreement and the attached Schedules shall not be modified or amended except by an instrument in writing signed by the parties hereto.

18.           Parties Benefited.  This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and Employer, its subsidiaries, affiliates, and successors.

The parties hereto have executed and delivered this Agreement on the dates stated below.

IMMUCOR, INC.		EMPLOYEE:

By:	/s/ Gioacchino De Chirico	/s/ Geoffrey Crouse
	Gioacchino De Chirico, CEO	Geoffrey Crouse

Date:	August 11, 2010	Date:	August 12, 2010

SCHEDULE A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BY AND BETWEEN
IMMUCOR, INC. AND GEOFFREY CROUSE

Base compensation:	effective June 1, 2010, $475,000.00 a year payable in 26 installments every two weeks.

Outplacement Assistance Benefit: $30,000.00.

Automobile Allowance: $10,560.00 a year payable in 12 monthly installments.

IMMUCOR, INC.		EMPLOYEE:

By:	/s/ Gioacchino De Chirico	/s/ Geoffrey Crouse
	Gioacchino De Chirico, CEO	Geoffrey Crouse

Date:	August 11, 2010	Date:	August 12, 2010